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Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
Graphic Packaging Corporation and Subsidiaries

        Graphic Packaging Corporation has a solid reputation for honesty, social responsibility and ethical dealings. Every employee, including every officer and director, shares an obligation to protect and strengthen our good reputation in our relationships with customers, employees, suppliers, competitors, investors, and governmental agencies.

        Consistent with this objective, each employee should:

  •
  conduct himself or herself in accordance with the law and with full regard for our rights, obligations and ethical responsibilities;

  •
  conduct himself or herself in a manner that will protect our good reputation; and

  •
  avoid transactions or situations in which his or her own interests conflict or could be construed to conflict with ours.

        Unfortunately, matters of honesty and fairness are not always apparent or easy to determine in every situation. Accordingly, our Board of Directors has approved a revised Code of Business Conduct and Ethics to provide guidance to our employees in conducting business in accordance with the highest ethical standards. After reading the Code, if you have any questions or doubts about a matter, feel free to discuss it with your manager or supervisor. Full, early and ongoing disclosure can prevent potential problems.

        Consistent with our new Code of Business Conduct and Ethics, we respect the rights of all employees to engage in and carry on all activities outside their employment with us that are legal, do not interfere with the performance of assigned duties, do not involve misuse of our influence or assets, and do not involve risk to our good reputation.

        These standards and procedures for ethical business behavior have always been an integral part of our business and we reaffirm our commitment to the highest principles of business conduct.

                      Stephen M. Humphrey
                       President and
                      Chief Executive Officer

TABLE OF CONTENTS

INTRODUCTION		1
A.	COMPLIANCE WITH LAWS AND REGULATIONS	1
B.	CONFLICTS OF INTEREST	2
C.	CUSTOMERS AND SUPPLIERS; FAIR DEALING	3
D.	CORPORATE OPPORTUNITY	4
E.	CONFIDENTIAL INFORMATION	4
F.	INSIDER TRADING	4
G.	PERSONAL INVESTMENTS	5
H.	POLITICAL CONTRIBUTIONS	5
I.	GOVERNMENTAL OFFICIALS AND AGENCIES	5
J.	BOOKS AND RECORDS	6
K.	EMPLOYEE RELATIONS	7
L.	PROTECTION AND PROPER USE OF ASSETS	7
M.	ACCOUNTING COMPLAINTS	7
N.	PUBLIC COMPANY REPORTING	7
O.	AMENDMENT, MODIFICATION AND WAIVER	8
P.	COMPLIANCE WITH THIS CODE	8
Q.	PROCEDURES FOR INQUIRIES	9

Graphic Packaging Corporation and Subsidiaries
Code of Business Conduct and Ethics

INTRODUCTION

        The Graphic Packaging Code of Business Conduct and Ethics (the "Code") is a practical guide to the business and personal behavior of our employees while conducting our affairs.

        This Code applies to every employee, officer and director (collectively, "employees") of Graphic Packaging Corporation or our subsidiaries worldwide. Please take time to read, review and understand these standards, since you will be subject to them. If objections, possible conflicts, or disagreements with this Code arise, or if you become aware of possible violations of this Code, it is important that we resolve them promptly.

A.    COMPLIANCE WITH LAWS AND REGULATIONS

        We value our corporate reputation for complying with all applicable federal, state and local laws, rules and regulations in that apply to our business as around the world. Every employee must share this responsibility. Legal compliance includes, without limitation, the following prohibitions and requirements:

  1.
  All products we sell will comply with all legal safety standards. It is our policy not to sell any product we know to be defective and to minimize to the extent practicable any hazards from products that inherently entail some risks.

  2.
  Employees must comply with all federal and state anti-trust laws. Accordingly, employees must avoid any communication with a competitor about a competing product with regard to pricing, costs, discounting, promotion, production, marketing, product and health labels, inventories, product development, sales territories and goals, market studies, and proprietary or confidential information.

  3.
  Employees shall comply with all laws and regulations relating to equal employment opportunity. We will, to the extent practicable, establish affirmative action programs for all legally protected classes of people. Employees shall not discriminate against any employee or applicant for employment based on race, sex, age, color, ethnic background, religious beliefs, or because he or she has any physical or mental disability, or is a disabled veteran or veteran of the Vietnam Era, with regard to any position for which the employee or applicant is qualified.

  4.
  We will comply with all applicable environmental laws and regulations and maintain programs and procedures to achieve an awareness of employee environmental responsibilities. In addition, all employees should constantly be sensitive to environmental issues impacted by their activities. They should strive to preserve and improve the quality of the environment.

  5.
  All employees will comply with all applicable computer software copyright laws. Employees may not use computer software on PC's or other computers in any manner not specifically authorized by the vendor agreement and our policies.

  6.
  We will only purchase products and services from vendors whose labor force is made up of employees with a minimum age of not less than 16 years, and that our vendors' or suppliers' labor in producing the goods is not furnished, wholly or in part, by convicts or prisoners, except convicts or prisoners on parole, supervised release, or probation. All vendors and suppliers are expected to comply with all applicable laws and regulations in the production of goods and services for us and in the conduct of their business with us.

        We will cooperate with law enforcement authorities in the prosecution of anyone (employee or non-employee) involved in theft, fraud or any other illegal activity.

        This Code does not summarize all governmental laws, rules and regulations applicable to us and our employees. Please consult with our Law Department if you have any questions.

B.    CONFLICTS OF INTEREST

        All employees should avoid any conflict, or the appearance of any conflict, between his or her personal interests and our interests. This includes conflicts with the employee's immediate family. A conflict of interest can arise when an employee takes actions or has an interest that may make it difficult to perform his or her work objectively and effectively. Conflicts of interests also arise when employees or their family members receive improper personal benefits as a result of the employee's position with us, whether received from us or a third party. Loans to, or guarantees of obligations of, employees and their respective immediate family members may create conflicts of interest. Federal law prohibits extensions of credit in the form of a personal loan to our directors and executive officers.

        Conflicts of interest may not always be clear-cut, so if you have a question, please consult with your supervisor or our Law Department.

        The following paragraphs further define our policy concerning conflicts of interest:

  1.
  Any existing material (financial or otherwise) interest in any customer, supplier or competitor of the Company must be promptly disclosed to the Company upon an Employee's employment with the Company. Although materiality depends on the individual circumstances, an interest would be considered material if it involves more than 5% of the employee or family member's net worth, or represents a 5% or greater ownership interest of the customer, supplier or competitor.

  2.
  Commercial bribery is illegal and the payment or receipt of any business-related bribe or inducement is prohibited. Employees and their family members may not directly or indirectly accept money or other gifts, services, entertainment or trips from any person or outside concern that does or seeks to do business with us, unless they are of nominal or token value. Gifts, service or entertainment are not of nominal or token value if they are likely to influence an employee's independent business judgment.

    Generally, permissible entertainment includes the actual cost of meals, beverages, greens fees, and theater or arena tickets where the entertainment is occasional and related to a legitimate business purpose. Permissible business entertainment does not include the use of condominiums, hunting lodges, or similar personal accommodations or trips, unless an employee obtains prior approval from an appropriate senior officer.

  3.
  The following activities are prohibited:

  a.
  Acquiring any material interest (financial or otherwise, as defined in paragraph 1. above) in any customer, supplier of merchandise or services, or competitor.

  b.
  Providing managerial or consulting services or serving as a director to any customer, supplier or competitor, except with the President and CEO's prior knowledge and approval. (Any employee serving on the board of directors of any public company requires approval of the Company's board of directors.)

  c.
  Representing us in any transaction with another organization in which an employee or a family member has a material personal interest.

  d.
  Purchasing or obtaining merchandise from us, regardless of condition, for the purpose of resale.

    e.
    Accepting loans from any person or entity having or seeking business with us, except recognized financial institutions at market interest rates.

    Employees are required to disclose fully any benefit, interest or activity that is or may be in violation of the Code. Whenever any question arises as to the application of the Code, an employee should immediately notify his or her immediate supervisor. To the extent possible, such disclosure should be made before a potential conflict arises.

    The employee's immediate supervisor shall report the matter to his or her Senior Vice President, who will consult with our General Counsel to determine the course of action, if any, to be taken.

    Any employee who knows or has reasonable cause to suspect another employee of any conflicts of interest, or other violations of this Code must inform his or her supervisor or our General Counsel and/or to report his suspicions by calling our AlertLine at 1-800 563-0190. Failure to do so will be considered a violation of the Code by that employee and will be subject to appropriate disciplinary action, up to and including termination. All employees must fully cooperate with all investigations regarding suspected violations of this Code.

C.    CUSTOMERS AND SUPPLIERS; FAIR DEALING

        We will discharge our obligations to our customers and suppliers in a manner that reflects a strong sensitivity and concern for social responsibility and ethical dealings, and will maintain our solid reputation for honesty and fairness in all transactions. Every employee shares an obligation to protect and strengthen our good reputation in all our relationships with our customers and suppliers. Each employee shall endeavor to deal fairly with our customers and suppliers, as well as our competitors and employees. Employees may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts of any other unfair dealing practice.

        In furtherance of this policy:

  1.
  No bribe, payoff, kickback or other payment for any improper or illegal purpose shall be made by or on our behalf, directly or indirectly, regardless of motive, to or for the benefit of any customer, supplier, developer, or employee thereof.

  2.
  Social amenities, reasonable entertainment, and other courtesies consistent with our policies may be extended to customers, suppliers, or employees thereof. Expensive gifts or lavish entertainment shall not be offered or furnished to any customer or supplier.

  3.
  No customer shall be billed for any amount in excess of actual selling price of the goods or services. No part of the purchase price shall be rebated to a customer, except in accordance with approved plans and programs. Appropriate credit will be given for the value of all merchandise returned by customers consistent with our policies.

  4.
  All sales shall be billed directly to the purchaser by written invoice setting forth, in sufficient detail, the goods and services involved and the amounts owed by the customer.

  5.
  Employees shall seek the best price available when purchasing goods or services for us and shall document the purpose and actual amount of the payment.

  6.
  All payments by us or on our behalf, including fees or commissions paid to attorneys, consultants, advisors, dealers, agents, or other representatives, shall be made by check, draft, wire transfer, electronic fund transfer, or other document transfer, drawn to the order of the appropriate party and supported by documentation reflecting the actual purpose.

D.    CORPORATE OPPORTUNITY

        Employees are prohibited from taking for themselves opportunities that properly belong to us or are discovered through the use of our property, information or position; using our property, information or position for personal gain; or competing with us. Employees owe a duty to us to advance our legitimate interests when the opportunity to do so arises. Employees are also required to make full disclosure of any situation or transactions which would compromise, or appear to compromise the Employee's independence, or the interest of the Company.

E.    CONFIDENTIAL INFORMATION

        We have always worked diligently to communicate accurately and on a timely basis with our shareholders, investment professionals, and other members of the public. Federal law generally requires us to make available a timely flow of information to all members of the public, with equal access, which is consistent with our goal of maintaining the trust and confidence of the investing public.

        Employees must maintain the confidentiality of confidential information entrusted to them by us or our suppliers or customers, except when disclosure is authorized in advance by our Law Department, or required by laws, regulations or legal proceedings. Whenever possible, employees should consult the Law Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to our competitors, or harmful to us or our customers if disclosed.

        Our financial information is always considered confidential, unless it has been published in reports to our shareholders or otherwise publicly disseminated. This and any other confidential information must be treated with proper security at all times. No one may disclose such confidential information without the prior approval of our Chief Financial Officer or our General Counsel.

        All terminated employees must immediately return all written material (including computerized data) prepared by, or for us, to their immediate supervisor.

F.     INSIDER TRADING

        In the course of operating our business, employees frequently have access to financial information, operating results, and plans that have not been made public. This is especially true of employees working at our headquarters, where such information is collected, assembled and analyzed. This information may be "material," and federal securities laws prohibit persons possessing "material" non-public information from trading in our securities or providing that information to others.

        Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to buy or sell our securities. Non-public information concerning periodic financial results is nearly always "material." Employees possessing material inside information shall not trade in our securities until the information has been publicly distributed, and then only in accordance with the following rules:

  1.
  Window for Trading.    Our Board, Corporate Officers appointed by the Board, Corporate Office Investor Relations Personnel and selected financial personnel may not purchase or sell our common stock during the period commencing 14 days prior to the end of any fiscal quarter and ending on the third business day following public announcement of our annual or quarterly financial results. Even during periods when purchase or sales of our common stock is permitted, however, trading is prohibited if the insider possesses material non-public information. This policy is intended to assure that insiders do not violate federal securities laws, to insure the continued confidence of investors in our common stock, and to avoid any appearance of impropriety.

  2.
  Short Sales.    Our trading policy prohibits any employee from selling our common stock if the seller does not then own the common stock or if he or she fails to deliver the common stock within 20 days after the sale or fails to mail them for clearing within five days after the sale. The transactions that this policy prohibits are "short sales" and sales "against the box." In a "short sale," the seller attempts to profit from an anticipated drop in a market price by selling securities he or she does not then own and covering the sale with securities bought after the decline. A sale "against the box" is a hedging device in which the seller owns the securities in question but can cover his sale with other securities bought during the price decline while holding securities already owned "in the box" for long-term gain. It is contrary to an employee's obligation of loyalty to us to engage in "short sales" or sales "against the box."

  3.
  Writing or Trading Options.    Employees may not write or trade in options on our common stock. Prohibited transactions include buying and selling (or "writing") put or call options, whether or not the trader owns common stock underlying the option (as in the case of "covered" call options, for example).

  4.
  Six-Month Trading Rule.    Directors and officers meeting the definition of an "executive officer" must additionally comply with Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). These executive officers are designated by the Board of Directors. Executive officers and directors must report their transactions in our common stock to the SEC and are liable to us for short-swing profits resulting from any combination of purchase and sale of our common stock within a period of less than six months. Section 16 also prohibits short sales by executive officers and directors. Additional details are available to directors and executive officers in our Policy Statement on insider trading.

    For more information see the Policy Statement on Trading Securities of Graphic Packaging Corporation, available on our website, or from the Law Department upon request.

G.    PERSONAL INVESTMENTS

        Just as our reputation rests in part on intelligent management of our business, all employees are expected to manage their personal finances in an intelligent and prudent way. Financial activities that would reflect adversely on us should be avoided. Employees may make personal investments in corporate stock, bonds, real estate, partnerships, money market instruments, or other securities, including our common stock (See Section F). Employees may not invest in securities, enterprises or other activities of customers and suppliers that are not available to the public without the prior written approval of our President and Chief Executive Officer.

H.    POLITICAL CONTRIBUTIONS

        No employee shall, during normal business hours or on our premises, solicit contributions for any political party, organization or committee, or any candidate for public office, whether on our behalf or individually, except in connection with a solicitation on behalf of any political action committee established by us, or that is approved by our President and Chief Executive Officer. No employee shall use coercion of any kind in connection with any permissible solicitation. No employee shall use our funds or property in support of any political party, organization or committee, or any candidate for public office unless this is permitted by law and approved by our President and Chief Executive Officer.

I.     PAYMENTS TO GOVERNMENTAL OFFICIALS

        The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. Payments to government officials of any country is strictly prohibited. In addition, there are legal limitations on business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these regulations would not only violate our policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Governmental officials include elected or appointed officials of any foreign or domestic federal, state, county, municipal or other political subdivision, agencies thereof, and their families and employees. Our Law Department can provide guidance to you in this area.

        It is our policy that:

  1.
  No bribe, payoff, kickback, or other payment of any questionable, improper, or illegal purpose shall be made by us or on our behalf, directly or indirectly, regardless of motive, to or for the benefit of any governmental agency, officials, or their families or employees.

  2.
  No funds or assets of any type shall be paid, loaned or given, to or for the benefit of any governmental agency or official, and no transaction shall be entered into with or for the benefit of any governmental agency or official, except for a legitimate business purpose, in accordance with applicable law and customs, and in compliance with the following policies and procedures:

  a)
  No government official shall be retained or otherwise compensated by to perform services related to a matter within the scope of that person's official functions or the duties and responsibilities of the governmental body by which that person is employed, to assist in obtaining or retaining governmental business or to influence legislation or regulations.

  b)
  Social amenities, reasonable entertainment, and other courtesies consistent with our policies may be extended to governmental officials to the extent customary and proper in the jurisdiction in which offered. Expensive gifts or lavish entertainment shall not be offered or furnished to any government official.

J.     BOOKS AND RECORDS

        All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions and must conform both to applicable legal requirements and to our system of internal controls. Unrecorded or "off the books" funds or assets may not be maintained unless permitted by applicable law or regulation.

        The integrity of our accounting is based on the validity, accuracy, and completeness of supporting documents and original entries in our books and records.

        Records should always be retained or destroyed according to our record retention policies. In accordance with these policies, in the event of litigation or governmental investigation, consult our Law Department.

        In furtherance of these policies:

  1.
  All transactions affecting us, directly or indirectly, shall be recorded on and documented properly and accurately in our books and records in accordance with our policies and procedures.

  2.
  All accounts established and maintained by us or for our benefit shall be recorded on and documented properly and accurately in our books and records in accordance with our policies and procedures.

  3.
  In accordance with our policies and procedures, all cash and cash equivalents received by us or on our behalf shall be promptly recorded on our books and records and deposited with or maintained by a bank or other institution, except cash or cash equivalents required for normal business operations.

  4.
  Each employee involved in creating, processing or recording accounting information affecting us shall be held responsible for our integrity.

  5.
  Compliance with generally accepted accounting principles and our internal accounting controls, policies and procedures is required.

  6.
  No false or intentionally misleading entries shall be made in our books and records or in connection with any related documentation.

  7.
  No fund or asset that is not disclosed or recorded shall be established or maintained, directly or indirectly, for any purpose.

  8.
  Complete and accurate information shall be given in response to inquiries from any of our accounting functions, the Law Department, Internal Audit, and our independent auditor.

K.    EMPLOYEE RELATIONS

        We adhere to the employment policies and practices of non-discrimination as it relates to sex, race, color, religion, natural origin, age, or handicap. All employees are expected to conduct themselves in such a manner as to maintain a working environment free of discrimination of any kind, including sexual or racial harassment.

        All of us, particularly management, must respect and preserve the individual rights and dignity of every employee.

L.    PROTECTION AND PROPER USE OF ASSETS

        All employees should protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our assets should be used for legitimate business purposes only.

M.   ACCOUNTING COMPLAINTS

        Our policy is to comply with all applicable financial reporting and accounting regulations. If any employee has concerns or complaints regarding questionable accounting or auditing matters, then he or she should submit those concerns or complaints (anonymously, confidentially or otherwise) to our General Counsel or report such concerns or complaints by calling our AlertLine at 1-800-563-0190.

N.    PUBLIC COMPANY REPORTING

        As a public company, it is critically important that the reports and documents we file with the SEC and other public communications be complete, accurate, timely and understandable in all material respects. Depending on their position, an employee may be called upon to provide necessary information to assure that our filings and other public communications meet these standards. We expect employees to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to our public disclosure requirements.

        In addition, our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions must follow the following guidelines to promote the foregoing:

  1.
  Carefully review drafts of reports and documents that we are required to file with or submit to the SEC before they are filed or submitted, as well as our press releases or other public communications before they are released to the public.

  2.
  Meet with our disclosure committee, members of senior management not on the disclosure committee, division heads, accounting staff and others involved in the disclosure process to discuss their comments on the draft report, document, press release or public communication.

  3.
  Establish and maintain disclosure controls and procedures that ensure that material information is included in each report, document, press release or public communication in a timely fashion.

  4.
  Consult with the Audit Committee of the Board on a regular basis to determine whether they have identified any weaknesses or concerns with respect to internal controls.

  5.
  When relevant, confirm that neither our internal auditors nor our independent auditors are aware of any material misstatements or omissions in the draft report or document, or have any concerns about management's discussion and analysis section of a report.

  6.
  Promptly bring to the attention of the Audit Committee of the Board matters that could compromise the integrity of our financial reports, or disagreements on accounting matters.

O.    AMENDMENT, MODIFICATION AND WAIVER

        This Code may be amended or modified only by the Board of Directors. Waivers of or changes in this Code for our executive officers or directors may only be granted by the Board or the Nominating and Corporate Governance Committee, subject to the requirements of the Exchange Act and the applicable rules of the New York Stock Exchange, and must be promptly disclosed to our stockholders.

P.     COMPLIANCE WITH THIS CODE

        Any employee having information or knowledge of any actual or contemplated violation of this Code shall promptly inform his or her supervisor, report the matter to our General Counsel or call our AlertLine at 1-800-563-0190 to report the matter. With respect to actual or contemplated violations of this Code involving an executive officer, including our principal executive officer, principal financial officer, principal accounting officer or controller, such matters should be reported to our General Counsel, or by calling our AlertLine at 1-800-563-0190.

        The Internal Audit function, as part of our regular procedures, shall assess compliance with this Code. Any matters discovered by Internal Audit that appear to violate this Code shall be investigated, and serious violations will be reported to the Audit Committee of the Board, our Chief Executive Officer and our General Counsel.

        Our independent auditors shall report in writing to our Internal Audit Department and our General Counsel any matter discovered during their examination of our financial statements that appear to violate this Code.

        All management employees (and those non-management employees designated by senior management), shall be required at least annually to affirm to the best of their knowledge, that they have complied with this Code, have no knowledge of any violation of this Code not previously reported and have not been requested to engage in any activity in violation of this Code. Employees may also be required to submit detailed information on any business interest in which they or their immediate family are involved.

        An employee's failure to comply with this Code will result in disciplinary action that, depending on the seriousness of the matter, may include reprimand, probation, suspension, demotion or dismissal. Disciplinary measures will apply to supervisors and senior executives who condone questionable, improper, or illegal conduct, who fail to take appropriate corrective action when such matters are brought to their attention, or who allow unethical or illegal conduct to occur because of their inattention to their supervisory responsibilities.

        We will not permit retaliation of any kind against employees for good faith reports or complaints of either violations of this Code or other illegal conduct.

Q.    PROCEDURES FOR INQUIRIES

        This Code provides a framework to guide employees in their day-to-day conduct. However, it is not possible to cover the infinite variety of situations to which the above policies apply. If you encounter a situation that requires policy interpretation, do not proceed until you clarify your responsibilities under this Code. Any questions regarding the Code or the interpretation of laws or regulations as they apply to our operations should be referred to the Law Department. While we wish to preserve the privacy of our employees and their rights to conduct their personal affairs without interference, full and timely resolution of situations can usually avoid problems. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about illegal or unethical behavior and the best course of action in a particular situation.

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